Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-63880) of Monro Muffler Brake, Inc. of the report dated August 20, 2007 relating to the financial statements of Monro Muffler Brake, Inc. Profit Sharing Plan, which appears in the Form 11-K.
/s/ Davie Kaplan, CPA, P.C.
Rochester, New York
September 25, 2008